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BENEFITFOCUS, INC.

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Benefitfocus Files Definitive Proxy Materials and Sets Date for 2021 Annual Meeting of Stockholders

Charleston, S.C. – May 17, 2021 – Benefitfocus, Inc. (NASDAQ: BNFT), an industry-leading benefits technology platform that simplifies benefits administration for employers, health plans and brokers, announces that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission in connection with its upcoming 2021 annual meeting of stockholders. Benefitfocus also commenced mailing the proxy materials to stockholders today.

The Benefitfocus 2021 annual meeting of stockholders is scheduled to take place on June 30, 2021 at 10:00 am EDT at the company’s headquarters in Charleston, South Carolina. Stockholders of record as of the close of business on May 10, 2021 will be entitled to vote at the annual meeting.

“We believe Benefitfocus is a strong company, with the right leadership, team and strategy for growth and value creation,” said Doug Dennerline, incoming independent chairman of the Benefitfocus board. “We have engaged with many Benefitfocus stockholders over the past year and value the feedback we have received. Importantly, we have taken steps to significantly enhance the company’s governance profile, diversify the Board, and strengthen the management team. Today, we are confident that Benefitfocus is poised for sustainable growth and success.”

Dennerline added, “We have spent considerable time engaging with Indaba, a Benefitfocus debtholder and stockholder. We are pleased that Indaba has withdrawn its director nominations, and we will continue our efforts to constructively engage with Indaba and our other shareholders.”

The Benefitfocus board of directors unanimously recommends that Benefitfocus stockholders vote “FOR” the incumbent directors, and “FOR” all proposals submitted at the annual meeting, including the proposal to declassify the board and provide for the annual election of directors.

Benefitfocus stockholders who need assistance in completing the proxy card or voting instruction form or have questions regarding the Benefitfocus annual meeting may contact the company’s proxy solicitors:

Additional information about the annual meeting and the meeting materials can be found on the investor relations section of the company’s website.

About Benefitfocus
Benefitfocus (NASDAQ: BNFT) unifies the entire benefits industry through innovative technology solutions that bring efficiency, cost savings and simplicity to employee benefits administration. Our powerful cloud-based software, data-driven insights and thoughtfully designed services help employers, insurance brokers, health plans and suppliers address the complexity of benefits enrollment and engagement, while bringing easier access to health, wealth and lifestyle products through a world-class benefits experience. Our mission is simple: to improve lives with benefits. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit, integrate and retain qualified personnel, including on our board of directors; our ability to compete effectively; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; the immature and volatile nature of the market for our products and services; privacy; security and other risks associated with our business; management of growth; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Important Additional Information and Where to Find It
The company has filed with the SEC a definitive proxy statement (the “Proxy Statement”) and associated white proxy card in connection with the solicitation of proxies from the company’s stockholders for the company’s 2021 annual meeting of stockholders (the “Annual Meeting”). Details concerning the nominees of the Company’s board of directors for election at the Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying white proxy card, any amendments or supplements to the Proxy Statement and other documents filed by the company with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or by contacting the company’s Investor Relations Department at ir@benefitfocus.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Benefitfocus, Inc. 843-981-8898 pr@benefitfocus.com Investor Relations: Patti Leahy 843-981-8899 ir@benefitfocus.com